Exhibit 99.1
Porch Group Reports Fourth Quarter 2024 Results
Exceeds expectations delivering Q4’24 Net Income of $30m and Adjusted EBITDA of $42m
SEATTLE, February 25, 2025 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a homeowners insurance and vertical software platform, today reported fourth quarter results through December 31, 2024, with total revenue of $100.4 million. GAAP net income was $30.5 million, an improvement of $33.0 million compared to the prior year, and Adjusted EBITDA was $41.8 million, an improvement of $30.1 million compared to the prior year.
CEO Summary
“We had a strong finish to the year, and delivered our full year positive Adjusted EBITDA target. We delivered record quarterly Adjusted EBITDA in Q4 2024, which we believe marks a pivotal shift toward sustainable profitable growth for Porch Group shareholders,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder. “We formed the Porch Insurance Reciprocal Exchange in January 2025, transforming Porch toward a simpler, commission and fee-based, higher margin model. With the strong progress over the last few months, we’re raising our 2025 outlook, including Adjusted EBITDA of $60 million at the mid-point of guidance.”
Fourth Quarter 2024 Financial Results2
•Total revenue of $100.4 million, a decrease of (12)% or $14.3 million compared to prior year (fourth quarter 2023: $114.6 million); the prior year included $26 million of non-recurring revenue due to lower reinsurance ceding following the cancellation of the Vesttoo related reinsurance coverage1. Additionally, Q4 2024 included a $5 million non-recurring year-end adjustment related to the legacy reinsurance complexities following Vesttoo. These factors offset organic growth in the Insurance segment, including a 31% increase in premium per policy.
•Revenue less cost of revenue of $89.3 million, 89% of total revenue (fourth quarter 2023: $79.9 million, 70% of total revenue). Vertical Software Segment revenue less cost of revenue as a percentage of revenue improved ~500bps, driven by SaaS price increases and strong cost control.
•GAAP net income of $30.5 million, compared to a GAAP net loss of $2.5 million for the fourth quarter of 2023.
•Adjusted EBITDA of $41.8 million, a $30.1 million improvement from the prior year (fourth quarter 2023: $11.7 million), ahead of expectations. This was driven by operational excellence and a disciplined focus on profitability across the business.
•Gross written premium for the quarter in our Insurance segment was $112 million with approximately 206 thousand policies in force.
•$350.4 million cash, cash equivalents, and investments at December 31, 2024.
Fourth Quarter 2024 Operational Highlights2
•The Texas Department of Insurance approved the Company’s application to form and license the Porch Insurance Reciprocal Exchange (“PIRE”). Since the period end, the Company solid its insurance carrier, Homeowners of America, into PIRE, resulting in Porch Group now holding $106 million of surplus notes from PIRE which pay interest of 9.75% plus SOFR.
•Gross loss ratio of 21%, an improvement from 36% in the prior year, driven by strong attritional loss ratio performance of 16%, an improvement from 30% in the prior year.
•In Insurance, premium growth has restarted, expanding distribution with reopening of geographies, hiring sales leadership and engaging agency partners. Q4 2024 new business premiums increased 50% compared to the prior year and already in Q1 2025 new business premiums are double versus the prior year.
•Strong pipeline of third-party testing of Home Factors, focused on execution to scale this business.
•Rolled out key software advancements, positioning the software businesses for growth as housing market transaction volumes recover.
•Launched MovingPlace, a marketplace for consumers that simplifies the moving process and longer term provides additional consumer access for insurance.
(1) In Q3 2023 Porch discovered that one of the legacy reinsurance partners, Vesttoo, had committed a global fraud. Therefore Porch terminated that reinsurance contract and pursued replacement reinsurance. During the second half of 2023, Porch had a period of lower reinsurance ceding that resulted in additional Revenue. The impacts to Revenue less Cost of Revenue and Adjusted EBITDA were not as material.
(2) Adjusted EBITDA and attritional loss ratios are non-GAAP financial measures. Please see page 7 and 9 for important disclaimers and information regarding non-GAAP measures.

The following tables present financial highlights of the Company’s fourth quarter 2024 results compared to the fourth quarter results of 2023 (dollars are in millions):

Fourth Quarter 2024 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue	(1)	$72.0	$29.3	$(0.9)	$100.4
Year-over-year growth		(17)%	6%	—%	(12)%
Revenue less cost of revenue		$65.7	$24.6	$(0.9)	$89.3
Year-over-year growth		13%	12%	— %	12%
As % of revenue		91%	84%	— %	89%
GAAP net income					$30.5
Adjusted EBITDA (Loss)	(2)	$48.8	$5.0	$(12.0)	$41.8
Adjusted EBITDA (Loss) Margin	(3)	68%	17%	— %	42%

Fourth Quarter 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$86.9	$27.7	$—	$114.6
Revenue less cost of revenue		$57.9	$22.0	$—	$79.9
As % of revenue		67%	79%	— %	70%
GAAP net loss					$(2.5)
Adjusted EBITDA (Loss)	(2)	$31.6	$(0.3)	$(19.7)	$11.7
Adjusted EBITDA (Loss) Margin	(3)	36%	(1)%	— %	10%

Year Ended December 31, 2024 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue	(1)	$318.2	$120.6	$(0.9)	$437.8
Year-over-year growth		4%	(4%)	—%	2%
Revenue less cost of revenue		$112.9	$100.3	$(0.9)	$212.2
Year-over-year growth		(2)%	5%	— %	1%
As % of revenue		35%	83%	— %	48%
GAAP net loss					$(32.8)
Adjusted EBITDA (Loss)	(2)	$43.4	$16.0	$(52.3)	$7.2
Adjusted EBITDA (Loss) Margin	(3)	14%	13%	— %	2%

Year Ended December 31, 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$305.2	$125.1	$—	$430.3
Revenue less cost of revenue		$114.7	$95.4	$—	$210.1
As % of revenue		38%	76%	— %	49%
GAAP net loss					$(133.9)
Adjusted EBITDA (Loss)	(2)	$12.3	$4.3	$(61.1)	$(44.5)
Adjusted EBITDA (Loss) Margin	(3)	4%	3%	— %	(10)%
____________________________________________
(1)Revenue under Corporate represents the elimination of intersegment revenue between the Insurance and Vertical Software segments.
(2)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (Loss) table for the reconciliation to GAAP net income (loss)
(3)Adjusted EBITDA (Loss) Margin is calculated as Adjusted EBITDA (Loss) divided by Revenue

The following table presents the Company’s key performance indicators(1).

		Three Months Ended December 31,
(unaudited)		2024	2023	% Change
Gross Written Premium (in millions)	(2)	$112	$112	—%
Policies in Force (in thousands)		206	310	(34)%
Annualized Revenue per Policy (unrounded)		$1,396	$1,120	25%
Annualized Premium per Policy (unrounded)		$2,446	$1,861	31%
Premium Retention Rate		105%	96%
Gross Loss Ratio		21%	36%
Attritional Loss Ratio	(3)	16%	30%
Gross Combined Ratio		33%	49%
Average Companies in Quarter (unrounded)		27,063	29,919	(10) %
Average Monthly Revenue per Account in Quarter (unrounded)		$1,236	$1,277	(3) %
Monetized Services (unrounded)		218,744	219,657	—%
Average Quarterly Revenue per Monetized Service (unrounded)		$390	$448	(13) %
_____________________________________
(1)Definitions of the key performance indicators presented in this table are included on page 11 of this release.
(2)Gross Written Premium included our insurance agency, Elite Insurance Group (“EIG”), which was sold in January 2024.
(3)Attritional loss is considered a non-GAAP financial measure. See Non-GAAP Financial Measures section for a description and reconciliation to the comparable GAAP financial measure.

Balance Sheet Information (unaudited)

(dollars are in millions)	December 31, 2024	December 31, 2023	Change
Cash and cash equivalents	$167.6	$258.4	(35%)
Investments	182.8	139.2	31%
Cash, cash equivalents, and investments	$350.4	$397.6	(12%)
The Company ended the fourth quarter of 2024 with cash, cash equivalents, and investments of $350.4 million. Of this amount HOA held cash and cash equivalents of $112.5 million and investments of $167.6 million. At December 31, 2024, excluding HOA, Porch held $70.2 million of cash, cash equivalents, and investments, and a $49 million surplus note from HOA. Following the sale of HOA to PIRE on January 1, 2025, as of month end January cash and investments was $93 million, and the surplus note balance increased to $106 million.

In addition, the Company ended the fourth quarter of 2024 with $29.1 million of restricted cash and cash equivalents, primarily for the captive and warranty businesses.
As of December 31, 2024, outstanding principal for convertible debt was $507.1 million. This includes $333.3 million of the 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $173.8 million of 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
Post Balance Sheet Events
On January 1, 2025, the Company completed the formation of the Porch Insurance Reciprocal Exchange (“PIRE”) and the sale of Homeowners of America Insurance Company (“HOA”) to PIRE.
The Company sold HOA to PIRE for a purchase price equal to HOA’s December 31, 2024 surplus of $105 million, less the existing 2023 surplus note of $49 million and less $9 million of outstanding interest expected to be paid in 2025. This brings the total surplus notes held by Porch to approximately $106 million, which will bear interest income to Porch of 9.75% plus the Secured Overnight Financing Rate. With this transaction now complete, going forward all insurance policies, premium and related claims, as well as all HOA assets and liabilities will be owned by PIRE. Porch Group will receive commissions and fees for providing operating and other services to PIRE, which is expected to deliver more predictable and higher-margin financial results for Porch Group Shareholders.

Porch Group Shareholder Interests Full Year 2025 Financial Outlook
Porch Group provides full year 2025 guidance based on current market conditions and expectations as of the date of this release.
Financial guidance represents Porch Shareholder Interests following the formation of PIRE and sale of HOA to PIRE in January 2025. For the avoidance of doubt, guidance does not include the future results of PIRE or HOA; while we expect to consolidate their results into Porch GAAP financial statements, the PIRE and HOA results will be excluded from Revenue, Gross Profit, Adjusted EBITDA and the associated margins.
Porch Group Shareholder Interest Full year 2025 guidance is as follows:

Porch Shareholder Interests Full Year 2025 Guidance[1]

Revenue[2] $390m to $410m

Gross Profit[2] $310m to $325m

Adjusted EBITDA[2] $55m to $65m

(1)The reinsurance program for PIRE and HOA renews on April 1st, 2025. Therefore, the Porch Group captive continues to provide reinsurance coverage under the current program.
(2)Porch Shareholder Interests Revenue, Porch Shareholder Interests Gross Profit, and Adjusted EBITDA are non-GAAP measures.
Porch Group is not providing reconciliations of Porch Group Shareholder Interests expected Revenue, Gross Profit or Adjusted EBITDA for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call
Porch Group management will host a conference call today February 25, 2025, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar, a replay of the webinar will also be available. See the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Porch Group, Inc. (“Porch”) is a new kind of homeowners insurance company. Porch's strategy to win in homeowners insurance is to deploy leading vertical software solutions in select home-related industries, provide the best services for homebuyers including important moving services, leverage unique data for advantaged underwriting, and provide more protection for policyholders.

To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements
Certain statements in this release are considered forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our financial outlook and guidance, possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. Forward-looking statements in this release also include expectations regarding whether the reciprocal is the optimal structure for our insurance business and the benefits financial and otherwise thereof, including any expectations that the reciprocal will result in higher margins and a more predictable financial profile and equip our insurance operations to scale profitably in the future These statements may be preceded by, followed by, or include the words “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•expansion plans and opportunities, and managing growth, to build a consumer brand;
•the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes;
•economic conditions, especially those affecting the housing, insurance, and financial markets;
•expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability;
•existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations;
•the structure, availability, and performance of Porch Insurance Reciprocal Exchange (“PIRE”)’s and Homeowners of America (“HOA”)’s reinsurance programs to protect against loss and maintain their financial stability ratings and a healthy surplus, the success of which are dependent on a number of factors outside management’s control;
•the possibility that a decline in our share price would result in a negative impact to HOA’s, surplus position and may require further financial support to enable HOA to meet applicable regulatory requirements and maintain financial stability rating;
•uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiative, and other matters within the purview of insurance regulators (including the discount associated with the shares contributed to HOA);
•the ability of the Company and its affiliates to successfully operate and manage PIRE and our ability to successfully operate our businesses alongside a reciprocal exchange;

•our ability to implement our plans, forecasts and other expectations with respect to PIRE and to realize expected synergies and/or convert policyholders from our existing insurance carrier business into policyholders of PIRE;

•reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers;
•the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner;
•changes in capital requirements, and the ability to access capital when needed to provide statutory surplus;
•our ability to timely repay our outstanding indebtedness;
•the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance;

•retaining and attracting skilled and experienced employees;
•costs related to being a public company; and
•other risks and uncertainties discussed in our filings with the SEC, including Part II, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2024, as well as those discussed elsewhere in this release and in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.
We caution you that the foregoing list may not contain all the risks to forward-looking statements made in this release.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described above and elsewhere in this release. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss), Adjusted EBITDA (Loss) margin, and Attritional Loss Ratio.
Adjusted EBITDA
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; loss on reinsurance contract; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) Margin is defined as Adjusted EBITDA (Loss) divided by total revenue.
Attritional Loss Ratio
The Attritional Loss Ratio is calculated by deducting the Gross Loss Ratio related to catastrophic weather events from total Gross Loss Ratio. Catastrophic weather events include, without limitation, hurricanes, tornados, earthquakes, hailstorms, wildfires, high winds, and winter storms. We believe the Attritional Loss Ratio is useful to investors and use this financial measure to reveal trends in our Gross Loss Ratio that may be obscured by catastrophe losses as such events cannot be accurately predicted and may cause our Gross Loss Ratio to vary significantly between periods as a result of their incidence of occurrence and magnitude. We have adopted the industry-wide catastrophe classifications of storms and other events published by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies an event as a catastrophe when the event causes $25 million or more in direct losses.
Disclaimers
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

The following tables reconcile Net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2024	2023	2024	2023
Net income (loss)	$30,474	$(2,486)	$(32,829)	$(133,933)
Interest expense	10,778	10,598	42,536	31,828
Income tax provision	1,434	588	2,117	622
Depreciation and amortization	6,954	5,914	25,522	24,415
Gain on extinguishment of debt	—	—	(27,436)	(81,354)
Impairment loss on intangible assets and goodwill	—	—	—	57,232
Loss (gain) on reinsurance contract	67	(5,159)	(1,324)	36,042
Impairment loss on property, equipment, and software	—	—	—	254
Stock-based compensation expense	7,973	432	27,181	20,709
Mark-to-market losses (gains)	(16,540)	774	(10,002)	(1,003)
Other income, net	(229)	(368)	(23,208)	(3,893)
Restructuring costs (1)	725	1,226	4,185	4,015
Acquisition and other transaction costs	161	144	429	552
Adjusted EBITDA (Loss)	$41,797	$11,663	$7,171	$(44,514)
Adjusted EBITDA (Loss) Margin	42%	10%	2%	(10)%
______________________________________
(1)Primarily consists of costs related to forming a reciprocal exchange and share contributions to HOA.

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss)
Vertical Software	$4,991	$(292)	$16,030	$4,307
Insurance	48,812	31,648	43,436	12,320
Subtotal	53,803	31,356	59,466	16,627
Corporate and other	(12,006)	(19,693)	(52,295)	(61,141)
Adjusted EBITDA (Loss)	$41,797	$11,663	$7,171	$(44,514)
The following table presents Segment Adjusted EBITDA (Loss) Margin for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss) Margin
Vertical Software	17.1%	(1.1%)	13.3%	3.4%
Insurance	67.8%	36.4%	13.7%	4.0%

The following table reconciles Gross Loss Ratio to Attritional Loss Ratio.

	Three Months Ended December 31,
	2024	2023
Gross Loss Ratio	21%	36%
Less: Impact of losses due to catastrophic weather	(5)%	(6)%
Attritional Loss Ratio	16%	30%

Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Attritional Loss Ratio — We define Attritional Loss Ratio as Gross Loss Ratio excluding the losses due to catastrophic weather. Catastrophic weather events include, without limitation, hurricanes, tornados, earthquakes, hailstorms, wildfires, high winds, and winter storms.
Gross Combined Ratio — We define Gross Combined Ratio as being the sum of the loss ratio including loss adjustment expense and expense ratio. This is on a statutory basis for our insurance carrier.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

PORCH GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(all numbers in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$167,643	$258,418
Accounts receivable, net	19,106	24,288
Short-term investments	24,099	35,588
Reinsurance balance due	92,303	83,582
Prepaid expenses and other current assets	15,295	13,214
Deferred policy acquisition costs	17,542	27,174
Restricted cash and cash equivalents	29,139	38,814
Total current assets	365,127	481,078
Property, equipment, and software, net	22,542	16,861
Goodwill	191,907	191,907
Long-term investments	158,652	103,588
Intangible assets, net	68,746	87,216
Other assets	6,994	18,743
Total assets	$813,968	$899,393

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$4,538	$8,761
Accrued expenses and other current liabilities	41,245	59,396
Deferred revenue	248,669	248,683
Refundable customer deposits	12,629	17,980
Current debt	150	244
Losses and loss adjustment expense reserves	67,785	95,503
Other insurance liabilities, current	39,140	31,585
Total current liabilities	414,156	462,152
Long-term debt	403,788	435,495
Other liabilities	39,249	37,429
Total liabilities	857,193	935,076
Commitments and contingencies
Stockholders' deficit
Common stock	10	10
Additional paid-in capital	717,066	690,223
Accumulated other comprehensive loss	(5,446)	(3,860)
Accumulated deficit	(754,855)	(722,056)
Total stockholders' deficit	(43,225)	(35,683)
Total liabilities and stockholders' deficit	$813,968	$899,393

PORCH GROUP, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(all numbers in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$100,361	$114,612	$437,848	$430,302
Operating expenses:
Cost of revenue	11,061	34,677	225,627	220,243
Selling and marketing	28,495	36,950	122,873	144,307
Product and technology	12,064	14,611	55,274	58,502
General and administrative	22,902	25,925	98,406	103,192
Provision for (recovery of) doubtful accounts	759	(4,931)	239	37,180
Impairment loss on intangible assets and goodwill	—	—	—	57,232
Total operating expenses	75,281	107,232	502,419	620,656
Operating income (loss)	25,080	7,380	(64,571)	(190,354)
Other income (expense):
Interest expense	(10,778)	(10,598)	(42,536)	(31,828)
Change in fair value of earnout liability	—	44	—	44
Change in fair value of private warrant liability	(385)	(1,064)	691	(444)
Change in fair value of derivatives	13,641	(1,821)	5,869	(4,261)
Gain on extinguishment of debt	—	—	27,436	81,354
Investment income and realized gains and losses, net of investment expenses	2,740	3,793	13,697	8,285
Other income, net	1,610	368	28,702	3,893
Total other income	6,828	(9,278)	33,859	57,043
Loss before income taxes	31,908	(1,898)	(30,712)	(133,311)
Income tax provision	(1,434)	(588)	(2,117)	(622)
Net income (loss)	$30,474	$(2,486)	$(32,829)	$(133,933)
The following table summarizes the classification of stock-based compensation expense in the unaudited consolidated statements of operations.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Selling and marketing	$351	$323	$2,487	$3,351
Product and technology	824	154	4,758	4,804
General and administrative	6,800	(45)	19,936	12,554
Total stock-based compensation expense	$7,975	$432	$27,181	$20,709

PORCH GROUP, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(all numbers in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(32,829)	$(133,933)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	25,522	24,415
Provision for doubtful accounts	239	37,180
Impairment loss on intangible assets and goodwill	—	57,232
Gain on extinguishment of debt	(27,436)	(81,354)
Loss on divestiture of business	5,331	—
Change in fair value of private warrant liability	(691)	444
Change in fair value of contingent consideration	(3,442)	(5,664)
Change in fair value of derivatives	(5,869)	4,217
Stock-based compensation	27,181	20,709
Non-cash interest expense	27,294	20,756
Gain on settlement of contingent consideration	(14,930)	—
Other operating activities	(4,054)	1,057
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(155)	1,030
Reinsurance balance due	(7,397)	179,436
Deferred policy acquisition costs	9,632	(18,458)
Accounts payable	(4,223)	2,491
Accrued expenses and other current liabilities	(10,663)	(1,386)
Losses and loss adjustment expense reserves	(27,718)	(5,129)
Other insurance liabilities, current	7,555	(30,125)
Deferred revenue	(437)	(21,583)
Refundable customer deposits	(5,445)	(13,925)
Other assets and liabilities, net	10,853	(3,481)
Net cash provided by (used in) operating activities	(31,682)	33,929
Cash flows from investing activities:
Purchases of property and equipment	(523)	(851)
Capitalized internal use software development costs	(12,272)	(9,245)
Purchases of short-term and long-term investments	(110,925)	(91,015)
Maturities, sales of short-term and long-term investments	67,789	46,832
Proceeds from sale of business	10,870	—
Acquisitions, net of cash acquired	—	(1,974)
Net cash used in investing activities	(45,061)	(56,253)
Cash flows from financing activities:
Proceeds from advance funding	—	319
Repayments of advance funding	—	(4,133)
Proceeds from issuance of debt	—	116,667
Repayments of principal	(23,368)	(10,150)
Cash paid for debt issuance costs	—	(4,694)
Repurchase of stock	—	(5,608)
Other financing activities	(339)	(1,450)
Net cash provided by (used in) financing activities	(23,707)	90,951
Net change in cash and cash equivalents & restricted cash and cash equivalents	$(100,450)	$68,627
Cash and cash equivalents & restricted cash and cash equivalents, beginning of period	297,232	228,605
Cash and cash equivalents & restricted cash and cash equivalents, end of period	$196,782	$297,232